Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-207296, No. 333-177433, No. 333-177432, No. 333-118681) on Form S-8 of Capital Southwest Corporation and Subsidiaries (the Company) of our reports dated June 5, 2018, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2018.

/s/ RSM US LLP

Dallas, Texas

June 5, 2018